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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          JOS A. BANK CLOTHIERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      [LOGO OF JOS. A. BANK APPEARS HERE]

                         JOS. A. BANK CLOTHIERS, INC.

                               500 Hanover Pike
                           Hampstead, Maryland 21074


Dear Shareholder:

     You are cordially invited to attend the 2000 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc., which will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, commencing at 10:00 a.m. on Tuesday, June 13, 2000.

     The following pages contain the formal notice of the annual meeting and the related Proxy Statement. The Company's Annual Report for the fiscal year ended January 29, 2000 is enclosed with this proxy material. The Annual Report is not to be regarded as proxy solicitation material.

     Issues to be considered and voted upon at the annual meeting are set forth in your Proxy Statement. You are encouraged to review carefully the Proxy Statement and attend the annual meeting in person. If you cannot attend the annual meeting in person, please be sure to sign and date the enclosed proxy card and return it at your earliest convenience so that your shares will be represented at the annual meeting.

     I look forward to meeting you on June 13th and discussing with you the business of your company.

                                        Sincerely,

                                        /s/ Robert N. Wildrick

                                        Robert N. Wildrick,
                                        President and Chief Executive Officer

May 5, 2000

                         JOS. A. BANK CLOTHIERS, INC.
                               500 Hanover Pike
                           Hampstead, Maryland 21074

              Notice of Annual Meeting of Shareholders to be Held
                                 June 13, 2000


To the Shareholders of Jos. A. Bank Clothiers, Inc.

     The 2000 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc. (the "Company") will be held at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, at 10:00 a.m. on Tuesday, June 13, 2000. At the meeting, shareholders will act on the following matters:

     1. Election of one director for a term expiring in 2003 or at such time as his successor has been duly elected and qualified;

     2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 3, 2001; and

     3. Transaction of any other business that may properly come before the meeting or any postponement or adjournment.

     The Board of Directors has fixed the close of business on April 20, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any postponement or adjournment.

                                           By order of the Board of Directors,

                                           /s/ Charles D. Frazer

                                           Charles D. Frazer,
                                           Secretary

May 5, 2000

                         JOS. A. BANK CLOTHIERS, INC.
                               500 Hanover Pike
                           Hampstead, Maryland 21074

                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT
                                ---------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

         The enclosed form of proxy is solicited on behalf of the Board of Directors (the "Board") of Jos. A. Bank Clothiers, Inc., a Delaware corporation (the "Company"), to be voted at the 2000 annual meeting of shareholders to be held on June 13, 2000 at 10:00 a.m. at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland and at any postponement or adjournment (the "Meeting"). This Proxy Statement and accompanying form of proxy will be mailed commencing on or about May 5, 2000 to all shareholders entitled to vote at the Meeting. The Company's Annual Report for the fiscal year ended January 29, 2000 ("Fiscal 1999") is enclosed with this proxy material. The Company's Annual Report is not to be regarded as proxy solicitation material.

         You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Unless otherwise specified in the proxy (and except for broker non-votes as described below), stock represented by proxies will be voted (a) FOR the election of management's nominee for director,
(b) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 3, 2001 ("Fiscal 2000") and (c) at the discretion of the proxyholders with respect to such other matters as may come before the Meeting. Granting a proxy will not affect your right to attend the Meeting and vote in person. Any shareholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation to the Company, Attention:
Secretary, by filing a new written appointment of a proxy with an officer of the Company or by voting in person at the Meeting. Attendance at the Meeting will not automatically revoke the proxy.

         The cost of solicitation of proxies, which is estimated to be less than $2,500, will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview, but will not be specially compensated for such service. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

         Shareholders of record of the Company's common stock, $.01 par value (the "Common Stock") as of the close of business on April 20, 2000 (the "Record Date") are the only persons entitled to vote at the Meeting. As of the Record Date, the Company had outstanding 5,955,627 shares of Common Stock, the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock constitutes a quorum at the Meeting. Abstentions and broker non-votes (i.e., shares of Common Stock represented at the Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) with respect to any proposal are counted as shares represented and voted at the Meeting only for the purpose of determining the number of shares required to approve a proposal. However, shares of Common Stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as votes represented and voted at the Annual Meeting for purposes of determining the number of votes required to elect such nominee.

         The Company's principal executive offices are located at 500 Hanover Pike, Hampstead, Maryland 21074.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

         The Board consists of five (5) members /1/ and is divided into three classes. Each class holds office for a term of three years. The Board has nominated Andrew A. Giordano for re-election to the Board for a term of three years expiring in 2003 or at such time as his successor has been duly elected and qualified. In voting for a director, for each share of Common Stock held as of the Record Date, a shareholder is entitled to cast one vote either in favor of or against the candidate, or to abstain from voting. The Board recommends a vote FOR Mr. Giordano as director. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the election of Mr. Giordano as director. Mr. Giordano is currently a director of the Company. If Mr. Giordano should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominee as may be nominated by the Board. The Board has no reason to expect that the nominee will not be a candidate for director at the Meeting. The election of a director requires the affirmative vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting.

Director Standing for Election.  The director standing for election is:

Andrew A. Giordano                                          Director since 1994

Mr. Giordano, 67, has served as Chairman of the Board of the Company since May 1999. He was interim Chief Executive Officer of the Company from May 1999 to October 1999. Mr. Giordano has been a principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. Mr. Giordano was the President and Chief Operating Officer of Graham-Field Health Products, Inc. from February 1998 to June 1998 and was a director of Graham-Field from 1994 to June 1998./2/ Mr. Giordano is a director of the Nomos Corporation, a conformal radiation therapy provider. Mr. Giordano is a director of the Navy Memorial Foundation and the Navy, Marine Corps Residence Foundation. In 1984, Mr. Giordano retired from his position as CEO, Naval Supply Systems Command with the rank of Rear Admiral.

Continuing Directors with terms expiring in 2001. The following directors were elected at the Company's 1998 annual meeting for terms expiring in 2001:

Gary S. Gladstein                                            Director since 1989

Mr. Gladstein, 55, has been a Senior Consultant to Soros Fund Management LLC, an investment advisory firm, since January 2000. From 1989 to December 1999, he was a Managing Director and the Chief Operating Officer of Soros Fund Management LLC. Mr. Gladstein is also a Certified Public Accountant. Mr. Gladstein is a director of I.R.S.A. Inversiones Y Representaciones S.A., a publicly traded real estate company in Buenos Aires, Argentina; Cresud, S.A., a publicly traded agriculture company in Argentina; The Quantum Dolphin Fund and certain other non-public companies.

Peter V. Handal                                              Director since 1993

Mr. Handal, 57, has been the President and CEO of Dale Carnegie & Associates, the world's largest training company, since January 2000. Mr. Handal has been the President of COWI International Group, a consulting firm specializing in consumer products, international trade, retail and real estate, since 1989. Since 1984, Mr. Handal has been CEO of J4P Associates, a real estate concern. Mr. Handal is a director of Cole National Corp., a publicly traded retailing company; and Factory 2-U Stores, Inc., a publicly traded retailing company.

________________
1 During Fiscal 1999, Timothy F. Finley and Robert B. Bank resigned from their respective positions as directors of the Company.
2 On December 27, 1999, Graham-Field filed a petition for relief under the United Stated Bankruptcy Code in the United States Bankruptcy Court for the Delaware, Case No. 99-4457(MFW).

Continuing Directors with terms expiring in 2002. The following directors were elected at the Company's 1999 annual meeting for terms expiring in 2002:

David A. Preiser                                             Director since 1990

Mr. Preiser, 42, has been a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm, since January, 1993. Mr. Preiser has been the Managing Director of Sunrise Capital Partners, L.P., a private equity fund affiliated with Houlihan, Lokey, since the inception of the fund in December, 1998. Mr. Preiser is a director of NVR, Inc., a publicly traded home building company and is a director of Akrion, LLC and Airwalk International, LLC, two privately held portfolio companies controlled by Sunrise Capital Partners, L.P.

Robert N. Wildrick                                           Director since 1994

Mr. Wildrick, 56, has served as Chief Executive Officer of the Company since November 1999 and President of the Company since December 1999. He was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April, 1995 to May, 1998 and was Chairman of the Board of Venture from January, 1996 to May, 1998./1/ From 1976 to April, 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick currently serves on the Boards of Goodwill Industries International, Inc. and Utopia Marketing, Inc., a publicly traded shoe wholesaler and importer. Mr. Wildrick is a former member of the board of directors and the executive committee of The Fashion Association.

         Certain of the Company's directors were elected pursuant to a stockholders agreement which has since been amended and restated. Pursuant to such agreement, Mr. Gladstein was elected as the designee of the Company's then minority shareholder, Quantum Fund, N.V., while Messers Handal and Preiser (together with former Company directors Timothy F. Finley, Paul L. Schneider, Henry C. Schwartz and Donald V. Smith) were elected as the designees of JAB Holdings, Inc. ("Holdings"). As of January 29, 1994, the Company's shareholders entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") at which time Mr. Giordano was elected as the designee of Altus Finance Co. and Mr. Wildrick was elected as the designee of the majority of the directors then in office. The provisions of the Stockholders Agreement relating to the election of the directors terminated effective upon the closing of the Company's initial public offering of the Common Stock in May 1994.

Board and Committee Meetings

         The Board has an Audit Committee and a Compensation Committee. Prior to December 14, 1999, the Board also had an Executive Committee./2/ The functions of the Audit Committee include recommending to the Board the retention of outside auditors, reviewing the scope of the annual audit undertaken by the Company's outside auditors and the progress and results of their work, evaluating the objectivity and independence of the outside auditors, reviewing the quality (not just the acceptability) of the Company's accounting principles as applied in its annual and quarterly financial reporting and reviewing the Company's internal accounting and auditing procedures. The Audit Committee is comprised of Messers Gladstein (Chairman), Giordano and Preiser. The Audit Committee met three times (including one telephonic meeting) during Fiscal 1999. During each of the meetings, the Audit Committee had a chance to discuss matters with the Company's independent public accountants outside the presence of management. The functions of the Compensation Committee include supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits and considering other matters referred to it by the Board. The Compensation Committee is comprised of Messers Giordano, Handal (Chairman) and Preiser.

__________________
1 On January 20, 1998, Venture filed a petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (98-101-RRM).
2    The Board dissolved the Executive Committee on December 14, 1999.

The Compensation Committee met twice (including one telephonic meeting) in Fiscal 1999. The Executive Committee was comprised of Messers Giordano (Chairman), Handal and Preiser and, prior to their respective resignations, Messers Bank and Finley. Prior to its dissolution, the Executive Committee had the same powers as the Board and was authorized to act when the Board was not in session, subject to limitations of Delaware General Corporation law. The Executive Committee met three times (including two telephonic meetings) in Fiscal 1999./1/ During Fiscal 1999, the Board met twenty-four times (including twenty telephonic meetings). Each of the directors attended at least 75% of the total number of Board and applicable Committee meetings during Fiscal 1999.

_________________
1 Messers Gladstein and Wildrick joined certain meetings of the Executive Committee as ad hoc members.

Compensation of Directors

         Other than Mr. Giordano, each director who is not also an employee of the Company (a "Non-Employee Director") receives an annual fee of $5,000. In compensation for his increased duties as non-employee Chairman and lead director, Mr. Giordano receives an annual fee of $40,000. Each Non-Employee Director also receives attendance fees of $2,500 per Board meeting attended and $1,000 per Committee meeting attended. One half of the usual attendance fee (i.e., $1,250 and $500, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or of a Committee.

         Pursuant to the Company's 1994 Incentive Plan (the "1994 Incentive Plan"), each Non-Employee Director received upon his appointment to the Board an option to purchase up to 20,000 shares of Common Stock at the fair market price of the Common Stock on the date of grant. Except as set forth in the immediately following sentence, one-fifth of such option became exercisable on each January 1 following the grant. In the event a Non-Employee Director failed to attend at least 75% of the Board meetings in any calendar year, such person automatically forfeited the right to exercise that portion of the option that would otherwise have become exercisable on the next following January 1, which portion ceased to have any force or effect. There were no forfeitures under this provision in Fiscal 1999. Also pursuant to the 1994 Incentive Plan, upon each anniversary of his appointment to the Board, each Non-Employee Director is entitled to receive an immediately exercisable option to purchase up to 1,000 shares of Common Stock at an exercise price equal to the fair market price of the Common Stock on the date of grant. The option price in Fiscal 1999 was $5.25 per share. In Fiscal 1999, Messers Gladstein, Handal, Preiser and Wildrick received annual grants.1 Options granted to Non-Employee Directors under the 1994 Incentive Plan expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date of any such grant or the first anniversary of the date on which an optionee ceases to be a member of the Board./2/

________________
1 Mr. Wildrick received an annual grant in Fiscal 1999 because he was a Non-Employee Director on the anniversary date of his appointment to the Board. Mr. Giordano did not receive an annual grant in Fiscal 1999 because he was an employee of the Company on the anniversary date of his appointment to the Board.
2 Notwithstanding his resignation from the Board, Mr. Bank's options will expire on the tenth anniversary of the grant dates.

Executive Officers

         Other than Mr. Wildrick, who is listed above as a continuing director, the executive officers of the Company as of Fiscal 1999 year-end were:

R. Neal Black 45 Executive Vice President, Merchandising and Marketing, January 2000 to present; Senior Vice President, General Merchandise Manager (men's and home furnishings divisions), McRae's division of Saks Incorporated, June 1998 to January 2000; Senior Vice President of Product Development (all divisions) and General Merchandise Manager (hardlines and home furnishings divisions), Venture Stores, Inc./1/, September 1996 to April 1998; Vice President of Product Development (all divisions), Venture Stores, Inc., May 1995 to September 1996; Vice President-General Merchandise Manager (home furnishings division), Gottschalks Department Stores, January 1995 to May 1995.

Gary W. Cejka 50 Senior Vice President, Store Operations, December 1997 to present; Vice President, Store Operations, September 1996 to December 1997; Area Manager and Manager of the Company's Houston store, October 1992 to September 1996.

Charles D. Frazer 41 Senior Vice President, General Counsel, December 1997 to present; Vice President, General Counsel, March 1994 to December 1997; Secretary, August 1994 to present.

Robert B. Hensley 47 Executive Vice President, Stores and Operations, December 1999 to present; Senior Vice President for Human Resources, OfficeMax, Inc., July 1998 to November 1999; Executive Vice President for Stores and Operations, Venture Stores, Inc./1/, May 1997 to June 1998; Senior Vice President for Human Resources and Operations, Venture Stores, Inc., April 1996 to May 1997; Senior Vice President for Human Resources, Venture Stores, Inc., January 1995 to April 1996.

David E. Ullman 42 Executive Vice President, Chief Financial Officer, September, 1995 to present; Chief Administrative Officer, June 1997 to December 1999; various positions ending as Vice President/Controller, Hanover Direct, Inc., August 1991 to August 1995.

__________________
1 On January 20, 1998, Venture Stores, Inc. filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (98-101-RRM).

Executive Compensation

         The tables which follow (Summary Compensation, Aggregated Options and Option Grants) contain information, as of the end of Fiscal 1999, on (a) all individuals who served as the Company's chief executive officer or acted in a similar capacity during Fiscal 1999 (the "CEO"); (b) the Company's most highly compensated executive officers (other than than the CEO) who were serving as executive officers at the end of Fiscal 1999 and whose total salary and bonus for Fiscal 1999 exceeded $100,000/1/; and (c) two additional individuals for whom disclosures would have been provided pursuant to clause (b) above but for the fact that such individuals were not serving as executive officers of the Company at the end of Fiscal 1999.

__________________
1 As of year-end Fiscal 1999, the Company employed only three executive officers whose total annual salary and bonus exceeded $100,000 in Fiscal 1999. Executive Vice Presidents Robert B. Hensley (who joined the Company on December 6, 1999) and/or R. Neal Black (who joined the Company on January 10, 2000) would have been included in the tables contained in this Executive Compensation section had their respective annual salaries and bonuses exceeded $100,000 in Fiscal 1999. Messers Hensley and Black are employed by the Company pursuant to employment agreements as described in the "Executive Employment Agreements" section of this proxy statement.


I.   Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------------------
                                         Annual Compensation                                    Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------------------------
           Name &                               Fiscal        Salary       Bonus        Securities  Underlying      All Other
     Principal Position                          Year          ($)         ($)/1/           Options   (#)         Compensation ($)
-----------------------------------------------------------------------------------------------------------------------------------
CEO's
-----

Robert N. Wildrick                                1999       $112,500      $56,250           601,000                  $222,565  /2/
  President and Chief Executive Officer           1998             --           --             1,000                    23,000  /3/
  11/99 - present                                 1997             --           --             1,000                    20,250  /3/

Andrew A. Giordano                                1999        162,000           --                --                  $125,227  /4/
  Chief Executive Officer                         1998                                         1,000                    22,750  /5/
  5/99 - 10/99                                    1997                                         1,000                    22,000  /5/

Timothy F. Finley                                 1999        147,477           --                --                 1,864,418  /6/
  Chief Executive Officer                         1998        468,238      468,238                --                   $20,611  /7/
  8/90 - 5/99                                     1997        467,870      385,053            50,000                     8,218  /8/

Three other most highly
-----------------------
compensated officers
--------------------

David E. Ullman                                   1999        192,808           --                --                    15,620  /9/
  Executive Vice President,                       1998        189,090       76,304                --                    12,017 /10/
  Chief Financial Officer                         1997        183,421       76,000            20,000                     6,907 /11/

Charles D. Frazer                                 1999        154,149           --                --                    17,258 /12/
  Senior Vice President,                          1998        120,287       48,192                --                     9,353 /13/
  General Counsel                                 1997        109,166       48,000             7,500                    10,557 /14/

Gary W. Cejka                                     1999        141,521           --                --                    14,965 /15/
  Senior Vice President,                          1998        139,793       56,007                --                    10,901 /16/
  Store Operations                                1997        137,661       55,784             8,000                     4,274 /17/

Two additional individuals
--------------------------

Frank Tworecke                                    1999        308,420           --            20,000                   471,456 /18/
  President and Chief Operating Officer           1998        400,954      301,201                --                    87,314 /19/
  9/96 - 11/99                                    1997        400,000      300,000            40,000                    52,677 /20/

J.F. Timothy Carroll                              1999        150,841       14,583                --                    70,052 /21/
  Senior Vice President, Corporate Sales          1998         74,039       48,565            10,000                     6,719 /22/
   8/98 - 11/99                                   1997             --           --                --                        --
------------------------------------------------------------------------------------------------------------------------------------

__________________
1 Amounts in the "Bonus" column generally represent bonuses attributable to performance in the stated year. Bonuses may have been paid in the next following fiscal year.
2 Mr. Wildrick's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($765); (b) an automobile allowance ($4,050); (c) a moving allowance ($110,000); (d) an annual director's fee ($5,000); (e) Board and Committee meeting fees ($27,750); and (f) a consulting fee ($75,000).
3 Mr. Wildrick's other compensation for 1998 and 1997 consists of (a) an annual director's fee ($5,000 per year) and (b) Board and Committee meeting fees ($18,000 in 1998 and $15,250 in 1997).
4 Mr. Giordano's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($1,377); (b) the Company's contribution to Mr. Giordano's 401(k) and/or 401(s) retirement account(s) ($6,850); (d) an annual director's fee ($40,000); (e) Board and Committee meeting fees ($27,000) and (f) services rendered to the Company prior to June 7, 1999, the date Mr. Giordano became CEO ($50,000).
5 Mr. Giordano's other compensation for 1998 and 1997 consists of (a) an annual director's fee ($5,000 per year) and Board and Committee meeting fees ($17,750 in 1998 and $17,000 in 1997).
6 Mr. Finley's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($1,895); (b) the Company's contribution to Mr. Finley's 401(k) and/or 401(s) retirement account(s) ($5,743); (c) the taxable value of the personal use of a Company car ($56,980); (d) forgiveness of debt ($37,800); and (e) a lump sum payment under the letter agreement pursuant to which Mr. Finley's employment agreement was terminated ($1,762,000).

7 Mr. Finley's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($5,457); (b) the Company's contribution to Mr. Finley's 401(k) and/or 401(s) retirement account(s) ($6,992); (c) the taxable value of the personal use of a Company car ($1,532); and (d) forgiveness of debt ($6,630).

8 Mr. Finley's other compensation for 1997 consists of (a) payments by the Company for certain insurance premiums ($5,946); and (b) the Company's contribution to Mr. Finley's 401(k) and/or 401(s) retirement account(s) ($2,272).

9 Mr. Ullman's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($3,831); (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($8,987); and (c) the taxable value of the personal use of a Company car ($2,802).

10 Mr. Ullman's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($3,697); (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($4,718); and (c) the taxable value of the personal use of a Company car ($3,602).

11 Mr. Ullman's other compensation for 1997 consists of (a) payments by the Company for certain insurance premiums ($4,618); and (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($2,289).

12 Mr. Frazer's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($3,529); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($2,477); (c) the taxable value of the personal use of a Company car ($7,121); and (d) cash payout (50% of per diem rate) of unused vacation time ($4,131).

13 Mr. Frazer's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($3,000); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($1,501); (c) the taxable value of the personal use of a Company car ($811); (d) cash payout (50% of per diem rate) of unused vacation time ($709); and (e) certain taxable reimbursements ($3,332).

14 Mr. Frazer's other compensation for 1997 consists of (a) payments by the Company for certain insurance premiums ($7,827); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($2,156); and (c) cash payout (50% of per diem rate) of unused vacation time ($574).

15 Mr. Cejka's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($2,788); (b) the Company's contribution to Mr. Cejka's 401(k) and/or 401(s) retirement account(s) ($6,434); (c) the taxable value of the personal use of a Company car ($4,372); and (d) cash payout (50% of per diem rate) of unused vacation time ($1,371).

16 Mr. Cejka's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($2,761); (b) the Company's contribution to Mr. Cejka's 401(k) and/or 401(s) retirement account(s) ($3,415); (c) the taxable value of the personal use of a Company car ($3,088); and (d) cash payout (50% of per diem rate) of unused vacation time ($1,637).

17 Mr. Cejka's other compensation for 1997 consists of (a) payments by the Company for certain insurance premiums ($2,473); and (b) the Company's contribution to Mr. Cejka's 401(k) and/or 401(s) retirement account(s) ($1,801).

18 Mr. Tworecke's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($9,589); (b) the Company's contribution to Mr. Tworecke's 401(k) and/or 401(s) retirement account(s) ($11,871); (c) the taxable value of the personal use of a Company car ($7,451); (d) forgiveness of debt ($168,955); (e) a lump sum payment under the Settlement and Mutual Releases Agreement pursuant to which Mr. Tworecke's employment agreement was terminated ($250,000); (f) cash payout (at the per diem rate) of unused vacation time ($18,869); (g) the value of certain personal property transferred by the Company to Mr. Tworecke ($2,421); and (h) an adjustment to Mr. Tworecke's 1996 compensation ($2,300).


19 Mr. Tworecke's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($4,809); (b) the Company's contribution to Mr. Tworecke's 401(k) and/or 401(s) retirement account(s) ($6,469); (c) the taxable value of the personal use of a Company car ($5,690); and (d) forgiveness of debt ($70,346).

20 Mr. Tworecke's other compensation for 1997 consists of (a) payments by the Company for certain insurance premiums ($5,485); (b) the Company's contribution to Mr. Tworecke's 401(k) and/or 401(s) retirement account(s) ($2,727); and (c) forgiveness of debt ($44,465).

21 Mr. Carroll's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($2,823); (b) the Company's contribution to Mr. Carroll's 401(k) and/or 401(s) retirement account(s) ($2,422); (c) an automobile allowance ($8,931); (d) a moving and living expense allowance ($28,468); and (e) severance payments resulting from the termination of Mr. Carroll's employment agreement ($27,408).

22 Mr. Carroll's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($731); (b) the Company's contribution to Mr. Carroll's 401(k) and/or 401(s) retirement account(s) ($1,419); and (c) an automobile allowance ($4,569).

         The Summary Compensation Table above excludes certain annual compensation in the form of perquisites and other personal benefits where the aggregate amount of such annual compensation does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the named executive officers.

II. Aggregated Options Exercises in Fiscal 1999 and Fiscal Year End Option
Values

-------------------------------------------------------------------------------------------------------------------------
                                                                   Number of Securities         Value of Unexercised
                                                                 Underlying Unexercised        In-the-Money Options
                            Shares                              Options /SARS at FY-End            at FY-End/1/
                          Acquired on      Value                         (#)                         ($)
                            Exercise     Realized         ---------------------------------------------------------------
      Name                    (#)           ($)                 Exercisable Unexercisable   Exercisable Unexercisable
-------------------------------------------------------------------------------------------------------------------------
Robert N. Wildrick             0            0                    226,000         400,000             0           0
Andrew A. Giordano             0            0                     25,000               0             0           0
Timothy F. Finley              0            0                          0               0             0           0
David E. Ullman                0            0                     29,670          30,330             0           0
Charles D. Frazer              0            0                      9,792          10,208             0           0
Gary W. Cejka                  0            0                      4,500           8,500             0           0
Frank Tworecke            38,000       57,000                     62,000               0        35,750           0
J.F. Timothy Carroll           0            0                      2,000               0             0           0
-------------------------------------------------------------------------------------------------------------------------
--------------------
/1/ Based on a closing price of the Common Stock of $3.25 on January 28, 2000.

III  Option Grants Table
                                    OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------------
                              Individual Grants                                             Potential Realization Value At
-----------------------------------------------------------------------------------------    Assumed Annual Rates Of Stock
                                                                                            Price Appreciation For Option
                                                                                                       Term
                        Number Of          Percent Of
                        Securities        Total Options                                    ------------------------------
                         Underlying         Granted to
                           Options         Employees In    Exercise Or Base   Expiration
   Name                    Granted (#)        Fiscal Year     Price ($/Sh)      Date                 5% ($)     10% ($)
    (a)                      (b)                   (c)             (d)           (e)                   (f)        (g)
--------------------------------------------------------------------------------------------------------------------------
Frank Tworecke/1/         20,000                  3.2%          $ 6.78       11/03/99/2/           85,200     216,200
Robert N. Wildrick/3/      1,000                   .2%          $ 5.25       08/01/09               3,300       8,370
Robert N. Wildrick/4/    600,000                 96.6%          $ 3.41       11/01/09           1,284,000   3,258,000
-------------------------------------------------------------------------------------------------------------------------

------------------


/1/ The grant to Mr. Tworecke consisted of an option, dated as of February 10, 1999, to purchase up to 20,000 shares of Common Stock.

/2/ The original expiration date of the option was February 10, 2009. The option was terminated, however, pursuant to the Settlement and Mutual Releases Agreement by and between Mr. Tworecke and the Company, dated November 3, 1999 (See "Executive Employment Agreements; Frank Tworecke; Settlement and Mutual Releases Agreement").

/3/ The grant to Mr. Wildrick consisted of an option, dated as of August 1, 1999, to purchase up to 1,000 shares of Common Stock. The option was fully vested upon issuance. The option was granted to Mr. Wildrick as part of his compensation as a Non-Employee Director prior to his becoming CEO (see "Compensation of Directors").

/4/ The grant to Mr. Wildrick consisted of an option, dated as of November 1, 1999, to purchase up to 600,000 shares of Common Stock. The option was issued under a plan adopted by the Board on September 14, 1999 in order to attract a new CEO to the Company. Subject to the terms and conditions of the option agreement, the option vested as to 200,000 shares on November 1, 1999; the option will vest as to an additional 200,000 shares on November 1, 2000; and the option will vest as to the final 200,000 shares on the earlier to occur of September 30, 2009 or the first day after which the average closing price of the Common Stock for any consecutive 90-day period equals or exceeds $8.00 per share.

     Executive Employment Agreements

     Robert N. Wildrick

         Mr. Wildrick is employed as CEO of the Company pursuant to an employment agreement expiring February 2, 2002. Under the employment agreement, Mr. Wildrick currently receives an annual base salary of $450,000. Mr. Wildrick is eligible to receive bonus of up to 100% of his base salary. The annual bonus is generally conditioned upon satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Wildrick and the Company. However, a bonus of $56,250 was guaranteed and paid to Mr. Wildrick for the period from November 1, 1999 through January 29, 2000 and a bonus of $168,750 is guaranteed to Mr. Wildrick for the period from January 29, 2000 through October 31, 2000 (provided Mr. Wildrick remains employed by the Company through such date). The guaranteed bonus will be credited against any performance-based bonus for Fiscal 2000 otherwise payable. The Company granted to Mr. Wildrick an option to purchase up to 600,000 shares of Common Stock at a purchase price of $3.41, vesting as to 200,000 shares on November 1, 1999; as to an additional 200,000 shares on November 1, 2000; and as to an additional 200,000 shares on the earlier to occur of September 30, 2009 or the first day after which the average closing price of the Common Stock for any consecutive 90-day period equals or exceeds $8.00 per share. Upon the occurrence of a change in control of the Company, any installments of the option not then vested shall vest and become immediately exercisable. The purchase price of each option share was calculated as the average closing price of the Common Stock for the thirty day trading period commencing ten trading days prior to November 1, 1999 (Mr. Wildrick's start date with the Company). Mr. Wildrick was paid a moving allowance of $110,000 in accordance with the employment agreement. The Company or Mr Wildrick may terminate the employment agreement without cause upon 60 days written notice. The Company may terminate the employment agreement for cause. Mr. Wildrick may terminate the employment agreement for good reason or change in control. Mr. Wildrick will be entitled to termination compensation equal to either (i) one year's base salary plus bonus, or (ii) two years' base salary plus two times bonus (for, among other reasons, termination by the Company or Mr. Wildrick following a change of control of the Company), depending upon the circumstances of his termination. Mr. Wildrick will generally be subject to certain non-compete restrictions following the term of his employment with the Company.

     Andrew A. Giordano

         By letter agreement dated June 7, 1999, Mr. Giordano had been employed by the Company as interim Chief Executive Officer for a period of approximately four months at a salary of $30,000 per month. In addition, the Company agreed to pay Mr. Giordano the sum of $50,000 for services rendered by Mr. Giordano to the Company prior to June 7, 1999. By letter dated September 16, 1999, the Company and Mr. Giordano agreed to a one month extension of the original letter agreement at the existing base salary rate of $30,000 per month.

     Timothy F. Finley

         Amended and Restated Employment Agreement

         Mr. Finley had been employed by the Company under an amended and restated employment agreement, which was terminated as of May 21, 1999 pursuant to the termination letter agreement described below. During Fiscal 1999, Mr. Finley received base salary of $147,477. Mr. Finley was eligible to receive an annual performance-based bonus of up to 100% of his base salary, conditioned upon satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Finley and the Company. No bonus was paid or payable to Mr. Finley for Fiscal 1999. The Company or Mr. Finley was entitled to terminate the employment agreement upon 60 days written notice, provided that, in the case of termination by the Company "without cause" or by Mr. Finley for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Finley would have been entitled to receive (a) base salary for a period of thirty (30) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits were to be continued at the expense of the Company for the period that payments would have been made. The agreement provided that Mr. Finley was subject to non-compete restrictions during the six month period (one year in the case of a termination by Mr. Finley other than for "good reason") following expiration or termination of employment and for so long as any severance payments were to be made. Pursuant to the employment agreement, the Company advanced to Mr. Finley a personal loan in the principal amount of $40,200. The loan accrued interest at the Applicable Federal Rate determined in accordance with Internal Revenue Service regulations. Payments on the loan otherwise due during Mr. Finley's term of employment with the Company were forgiven. The loan may have been forgiven in full or in part under certain other circumstances. Part of the loan would have been forgiven if Mr. Finley had continued his employment with the Company for five years.

         Termination Letter Agreement
         ----------------------------

         Mr. Finley's employment agreement was terminated pursuant to a letter agreement, dated May 21, 1999. In consideration of such termination, in lieu of termination benefits otherwise payable under the employment agreement, the Company (a) paid to Mr. Finley the sum of $1,762,000/1/; (b) agreed to provide to Mr. Finley family medical and dental benefits for a period of 30 months; (c) transferred to Mr. Finley the Company car used by him during his term of employment; (d) cancelled the loan to Mr. Finley, thereby forgiving approximately $37,800 of indebtedness; (e) provided a general release; (f) agreed not to disparage Mr. Finley; and (g) agreed to pay Mr. Finley's reasonable legal fees not to exceed $5,000. Mr. Finley (a) cancelled all of his outstanding options to purchase Common Stock; (b) provided a general release;
(c) agreed not to disparage the Company; and (d) agreed to continue participating in the prosecution and defense of an on-going legal matter involving the Company.

Frank Tworecke

         Amended and Restated Employment Agreement
         -----------------------------------------

         Mr. Tworecke had been employed by the Company under an amended and restated employment agreement , which was terminated as of November 3, 1999 pursuant to the Settlement and Mutual Releases Agreement described below. During Fiscal 1999, Mr. Tworecke received base salary of $308,420. Mr. Tworecke was eligible to receive an annual performance based bonus of up to 75% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Tworecke and the Company. No bonus was paid or payable to Mr. Tworecke for Fiscal 1999. The Company or Mr. Tworecke was entitled to terminate the employment agreement upon 60 days written notice, provided that, in the case of termination by the Company "without cause" or by Mr. Tworecke for "good reason" (including, under certain circumstances, a change in control of the Company), Mr. Tworecke would have been entitled to receive (a) base salary for a period of thirty (30) months following the date of termination (calculated at the applicable base salary rate which would have been in effect for each year during the balance of the employment period, assuming no termination) payable in equal installments at the times base salary would have been paid had the employment period not been terminated; (b) a prorated portion of the bonus for the then current bonus year and (c) if applicable, the bonus for the last full bonus year. Certain other employment benefits were to be continued at the expense of the Company for the period that payments would have been made. The agreement provided that Mr. Tworecke was subject to non-compete restrictions during the six month period (one year in the case of a termination by Mr. Tworecke other than for "good reason") following expiration or termination of employment and for so long as any severance payments were to be made. Pursuant to the employment agreement, the Company advanced to Mr. Tworecke a house loan in the principal amount of $200,000 and a personal loan in the principal amount of $45,000. Each loan accrued interest at the Applicable Federal Rate determined in accordance with Internal Revenue Service regulations. Payments on the loans otherwise due during Mr. Tworecke's term of employ-

____________________

1 This amount was determined by the Company to approximate the present value of compensation and benefits which otherwise may have been payable or provided to Mr. Finley over 30 months if the Company had terminated the employment agreement without cause.

ment with the Company were forgiven. The loans may have been forgiven in full or in part under certain circumstances. Part of the loans (including all of the house loan) would have been forgiven if Mr. Tworecke had continued his employment with the Company for five years from the respective dates of the loans.

         Settlement and Mutual Releases Agreement
         ----------------------------------------

         Mr. Tworecke's employment agreement was terminated pursuant to a Settlement and Mutual Releases Agreement, dated November 3, 1999. In consideration of such termination, in lieu of termination benefits otherwise payable under the employment agreement, the Company (a) paid to Mr. Tworecke the sum of $250,000; (b) agreed to provide family coverage medical and dental insurance and reimburse Mr. Tworecke for certain term life insurance for a period which expired December 31, 1999; (c) cancelled the loans to Mr. Tworecke, thereby forgiving approximately $169,000 of indebtedness; (d) agreed to provide Mr. Tworecke with continued use of his Company car for the balance of the lease term; (e) paid to Mr. Tworecke the sum of $18,869 for unused vacation days; (f) transferred to Mr. Tworecke certain Company owned personal property used by Mr. Tworecke during the course of his employment and having a value of approximately $2,421; (g) agreed that options to purchase up to 42,000 shares of Common Stock at exercise prices of $1.625 (as to 22,000 shares) and $4.00 (as to 20,000 shares) held by Mr. Tworecke but not then vested would vest as of the date of the settlement agreement; and (h) provided a general release to Mr. Tworecke. Mr. Tworecke (a) made certain warranties and representations to the Company; (b) forfeited options to purchase up to 50,000 shares of Common Stock at exercise prices of $6.781 (as to 20,000 shares) and $6.00 (as to 30,000 shares); (c) agreed to certain non-compete restrictions; and (d) provided a general release to the Company.

R. Neal Black

         Mr. Black is employed as an Executive Vice President of the Company pursuant to an employment agreement expiring February 2, 2002. Under the employment agreement, Mr. Black currently receives an annual base salary of $250,000. In addition, Mr. Black is eligible to receive an annual bonus of up to 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Black and the Company. The Company granted to Mr. Black an option to purchase up to 55,000 shares of Common Stock at a purchase price of $3.50 per share (the market closing price of the Common Stock on Mr. Black's start date with the Company), vesting as to 27,500 shares on each of January 10, 2000 and January 10, 2001. Mr. Black is entitled to a moving allowance not to exceed $75,000. Under certain circumstances, Mr. Black shall be entitled to receive termination compensation equal to his base salary for a period of twelve (12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. Mr. Black will generally be subject to certain non-compete restrictions following the term of his employment with the Company.

Robert B. Hensley

         Mr. Hensley is employed as an Executive Vice President of the Company pursuant to an employment agreement expiring February 2, 2002. Under the employment agreement, Mr Hensley's currently receives an annual base salary of $250,000. In addition, Mr. Hensley is eligible to receive an annual bonus of up to 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Hensley and the Company. The Company granted to Mr. Hensley an option to purchase up to 50,000 shares of Common Stock at a purchase price of $3.00 per share (the market closing price of the Common Stock on Mr. Hensley's start date with the Company), vesting as to 25,000 shares on each of December 6, 1999 and December 6, 2000. Mr. Hensley is entitled to a moving allowance not to exceed $75,000. Under certain circumstances, Mr. Hensley shall be entitled to receive termination compensation equal to base salary for a period of twelve (12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. Mr. Hensley will generally be subject to certain non-compete restrictions following the term of his employment with the Company.

David E. Ullman

         Mr. Ullman is employed as an Executive Vice President and the Chief Financial Officer of the Company pursuant to an amended and restated employment agreement expiring September 30, 2001, subject to automatic one year extensions. Under the employment agreement, Mr. Ullman currently receives an annual base salary of $194,194. In addition, Mr. Ullman is eligible to receive an annual bonus of up to 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Ullman and the Company. The Company may terminate the employment agreement at any time. Under certain circumstances (which may include a change in control of the Company), Mr. Ullman shall be entitled to receive termination compensation equal to his base salary for a period of eighteen (18) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. The agreement provides that Mr. Ullman is subject to non-compete restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Ullman without "good reason", for the remaining term of employment (assuming no termination).

J. F. Timothy Carroll

         Mr. Carroll had been employed as a Senior Vice President of the Company pursuant to an employment agreement which was terminated by the Company as of November 30, 1999. During Fiscal 1999, Mr. Carroll received base salary of $150,841. In addition, Mr. Carroll was eligible to receive an annual bonus of up to 40% of his base salary. The annual bonus was generally conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Carroll and the Company, but a portion thereof was guaranteed for Fiscal 1999. In accordance with the agreement, the Company paid to Mr. Carroll a bonus in the amount of $14,583 for Fiscal 1999, which amount was determined by prorating the guaranteed bonus as of the date of termination of the employment agreement. The Company was entitled to terminate the employment agreement at any time. As a result of the Company's termination of the agreement, Mr. Carroll is entitled to receive base salary for a period of twelve
(12) months following the date of termination. Certain other employment benefits shall be continued at the expense of the Company for the period that payments are required to be made. The agreement provides that Mr. Carroll is subject to non-compete restrictions for so long as any severance payments are being made.

Gary W. Cejka

         Mr. Cejka is employed as a Senior Vice President of the Company pursuant to an employment agreement expiring September 30, 2001, subject to automatic one year extensions. Under the employment agreement, Mr. Cejka currently receives an annual base salary of $142,539. In addition, Mr. Cejka is eligible to receive an annual bonus of up to 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Cejka and the Company. The Company may terminate the employment agreement at any time. Under certain circumstances (which may include a change in control of the Company), Mr. Cejka shall be entitled to receive termination compensation equal to his base salary for a period of twelve
(12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. The agreement provides that Mr. Cejka is subject to non-compete restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Cejka without "good reason", for the remaining term of employment (assuming no termination).

Charles D. Frazer

         Mr. Frazer is employed as a Senior Vice President and the General Counsel of the Company pursuant to an employment agreement expiring September 30, 2001, subject to automatic one year extensions. Under the employment agreement, Mr. Frazer currently receives an annual base salary of $160,000. In addition, Mr. Frazer is eligible to receive an annual bonus of up to 40% of his base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Frazer and the Company. The Company may terminate the employment agreement at any time. Under certain circumstances (which may include a change in control of the Company), Mr. Frazer shall be entitled to receive termination compensation equal to base salary for a period of twelve
(12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. The agreement provides that Mr. Frazer is subject to non-compete restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Frazer without "good reason", for the remaining term of employment (assuming no termination).

Certain Transactions

         Pursuant to a letter agreement dated September 13, 1999, the Company retained Mr. Wildrick as a consultant for the period from September 15, 1999 through October 31, 1999, for an aggregate fee of $75,000 plus expenses. As a consultant, Mr. Wildrick devoted substantially all of his business time to the business and affairs of the Company, principally in the areas of strategic plan development and improvement of the Company's operational and merchandising plans.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership of Common Stock (Forms 3, 4, and 5) with the Securities and Exchange Commission and NASDAQ. Officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of Forms 3 and 4, and amendments thereto, received by it during Fiscal 1999, and Forms 5 and amendments thereto, received by it with respect to Fiscal 1999, all filings applicable to its officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely.

Compensation Committee Interlocks and Insider Participation

         At Fiscal year-end 1999, the Compensation Committee was comprised of Messers Giordano, Handal and Preiser. Mr. Bank served on the Compensation Committee during Fiscal 1999 prior to his resignation from the Board. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries, except that Mr. Giordano served as CEO of the Company from May through October, 1999. Mr. Giordano abstained from participation in decisions regarding his compensation as CEO.

Report of the Compensation Committee of the Board of Directors

         The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

         The Compensation Committee of the Board is currently composed solely of Non-Employee Directors. The Compensation Committee is responsible for administering the 1994 Incentive Plan and for making recommendations to the Company with respect to executive officer compensation policies, including such matters as salaries, incentive plans, benefits and overall compensation.

         Compensation Philosophy

         The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward senior management who contribute to the long-term success of the Company. To achieve these goals, the Company's executive compensation program is composed of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants). Having a compensation program that allows the Company to successfully attract and retain key employees permits the Company to enhance shareholder value, foster innovation and teamwork and adequately reward employees.

         The Company has established the following principles to guide development of the Company's compensation program and to provide a framework for compensation decisions:

         . provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term shareholder value; and
         . establish for senior management annual incentives that are directly tied to the overall financial performance of the Company.

         Compensation Vehicles

         The Company has a simple total compensation program that consists of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants). Each component is more fully described below.

         Cash-Based Compensation

         The Company determines compensation for employees by reviewing the aggregate of base salary and annual bonus for comparable positions in the market. The Company has an annual bonus plan which is approved by the Chief Executive Officer and the Compensation Committee. For Fiscal 1999, all of the Company's officers and certain key managers (as determined by the Compensation Committee upon recommendation of the Chief Executive Officer) were included in the Fiscal 1999 Management Incentive Plan (the "Bonus Plan"). Maximum potential awards under the Bonus Plan ranged from 10% to 100% of the participants' base salaries. For those executive officers employed by the Company pursuant to written employment agreements, bonus percentages are included in their respective employment agreements and are discussed in the section entitled "Executive Employment Agreements". The Bonus Plan established (a) goals (the "EPS Goals") for Company earnings (the "Company's EPS"), which were uniform for all Bonus Plan participants; and (b) goals for departmental/individual performance (the "Performance Goals"), which varied with each Bonus Plan participant. Except as otherwise determined in the discretion of the Compensation Committee, no bonuses were payable under the Bonus Plan unless the Company's EPS had been at least equal to the first EPS Goal (regardless of whether a Bonus Plan participant satisfied his/her Performance Goals). If the first EPS Goal had been reached, each participant would have received a bonus equal to 25% of his/her maximum potential award. If the second EPS Goal had been reached, each participant would have instead received a bonus equal to 50% of his/her maximum potential award. If the Company's EPS had been between the first EPS Goal and the second EPS Goal, the Compensation Committee would have had the discretion to prorate the EPS Goal-based award between 25% and 50% of the maximum potential award. Assuming an EPS Goal-based bonus had been awarded, each participant who satisfied his/her Performance Goals would have received twice the amount (i.e., between 50% and 100% of the maximum potential award) otherwise payable as a result of the Company's satisfaction of the EPS Goals. The Company did not reach the first EPS Goal in Fiscal 1999. Therefore, no bonuses were paid under the Bonus Plan.

         Equity-Based Compensation

         The executive officers of the Company, as well as all employees of the Company, are eligible (subject to the discretion of the Compensation Committee) to participate in the 1994 Incentive Plan. The purpose of the 1994 Incentive Plan is to provide additional incentive to employees to maximize shareholder value by aligning more closely the employees' and shareholders' interests through employee stock ownership. The 1994 Incentive Plan uses long term vesting periods to encourage key employees to continue in the employ of the Company.

Subject to the terms and conditions of the 1994 Incentive Plan, the Compensation Committee administers the 1994 Incentive Plan and has authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made and the number of shares subject to each option. Awards are granted to reward individuals for outstanding contribution to the Company and as incentives for officers and managers whose skills are critical for building long-term shareholder value to continue in the employ of the Company.

Chief Executive Officer Compensation

         Robert N. Wildrick
         ------------------

         The base salary paid to Mr. Wildrick in Fiscal 1999 was $112,500. Mr. Wildrick's salary was determined pursuant to an employment agreement. The employment agreement also provided for, and Mr. Wildrick was paid (a) a guaranteed bonus of $56,250 for the period from November 1, 1999 through January 29, 2000; (b) a moving allowance in the sum of $110,000; and (c) a car allowance in the amount of $1,350 per month. Pursuant to the employment agreement, the Company granted to Mr. Wildrick an option to purchase up to 600,000 shares of Common Stock at an exercise price of $3.41 per share (see, Executive Employment Agreements, Robert N. Wildrick). Prior to joining the Company as Chief Executive Officer, Mr. Wildrick had been retained by the Company as a consultant. For the period from September 15, 1999 through October 31, 1999, Mr. Wildrick devoted substantially all of his business time to the business and affairs of the Company, principally in the areas of strategic plan development and improvement of the Company's operational and merchandising plans. During Fiscal 1999, the Company paid to Mr. Wildrick consulting fees in the amount of $75,000.

         Andrew A. Giordano
         ------------------

     The base salary paid to Mr. Giordano in Fiscal 1999 was $162,000. Mr. Giordano's salary was determined in accordance with a letter agreement. Mr. Giordano was also paid the sum of $50,000 for services rendered by Mr. Giordano to the Company prior to June 7, 1999, the date Mr. Giordano became CEO.

         Timothy F. Finley
         -----------------

     The base salary for Mr. Finley for Fiscal 1999 was $147,477. Mr. Finley's salary was determined pursuant to an employment agreement between the Company and Mr. Finley. Upon a review of Mr. Finley's employment agreement and the performance of the Company, the Compensation Committee determined that no bonus was payable to Mr. Finley for Fiscal 1999. See also, Executive Employment Agreements, Timothy F. Finley, Termination Letter Agreement.

                             Compensation Committee:
                               Andrew A. Giordano
                                 Peter V. Handal
                                 David A. Preiser

Security Ownership of Directors and Officers

         The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of the Common Stock held by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) the individuals named in the Summary Compensation Table;
(iii) each of the Company's directors; and (iv) all of the Company's current executive officers and directors as a group./1/

     Name of                                                  Amount and Nature of             Percent
     Beneficial Owner                                         Beneficial Ownership             of Class
     ----------------                                         --------------------             --------
     Dimensional Fund Advisors Inc.                                 742,200  /2/                 12.46
     Quantum Partners LDC                                           616,401  /3/                 10.35
     Paradigm Capital Management, Inc.                              602,500  /4/                 10.12
     J.F. Timothy Carroll                                                 0                       0
     Gary W. Cejka                                                    7,000  /5/                   *
     Timothy F. Finley                                               37,882                        *
     Charles D. Frazer                                               10,625  /6/                   *
     Frank Tworecke                                                 129,000  /7/                  2.17
     David E. Ullman                                                 33,000  /8/                   *
     Andrew A. Giordano                                              29,500  /9/                   *
     Gary S. Gladstein                                               53,239  /10/                  *
     Peter V. Handal                                                 35,500  /11/                  *
     David A. Preiser                                                74,862  /12/                 1.25
     Robert N. Wildrick                                             239,000  /13/                 3.87
     All executive officers and directors
        as a group (10 persons) /14/                                535,326  /15/                 8.39

* Less than 1%
_____________________
1 All information is as of the Record Date (unless otherwise disclosed) and was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Under Rule 13d-3, more than one person may be deemed a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned. The amounts presented include for each person or entity listed shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Record Date. Percentages are computed on the basis of 5,955,627 shares of Common Stock outstanding as of the Record Date plus the applicable option amounts for the person, entity or group.
2 The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the Common Stock that are owned by the Portfolios. The Common Stock reported herein for Dimensional is owned by the Portfolios and Dimensional disclaims beneficial ownership of such securities.
3 The business address of Quantum Partners LDC is c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.
4 The business address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.
5    Mr. Cejka's shares include options to purchase 4,500 shares of Common
     Stock.
6 Mr. Frazer's shares consist of options to purchase 10,625 shares of Common Stock.
7 Mr. Tworecke's shares include an indirect beneficial interest in 14,000 shares of Common Stock owned by members of his immediate family.
8 Mr. Ullman's shares consist of options to purchase 33,000 shares of Common Stock.
9    Mr. Giordano's shares include options to purchase 25,000 shares of Common
     Stock.
10 Mr. Gladstein may be deemed to beneficially own the Common Stock owned by Quantum Partners LDC because he is a Senior Consultant to Soros Fund Management LLC, which is the principal investment advisor to Quantum Partners LDC. Mr. Gladstein disclaims beneficial ownership of the shares owned by Quantum Partners LDC other than his beneficial interest in the Common Stock through his equity interest in Quantum Partners LDC. Mr. Gladstein's shares include options to purchase 22,000 shares of Common Stock.

11 Mr. Handal's shares include options to purchase 26,000 shares of Common Stock and an indirect beneficial interest in 2,500 shares of Common Stock owned by his wife.
12 Mr. Preiser may be deemed to beneficially own 4,488 shares of Common Stock owned by Houlihan, Lokey, Howard & Zukin, Inc. because he is a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser disclaims beneficial ownership of the shares owned by Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser's shares include options to purchase 26,000 shares of Common Stock.
13 Mr. Wildrick's shares include options to purchase 226,000 shares of Common Stock.
14 Included in the group are only those executive officers and directors serving as of the end of Fiscal 1999. The group thus consists of Messers Black, Cejka, Frazer, Hensley, Ullman, Wildrick, Giordano, Gladstein, Handal and Preiser.
15 The total shares owned by the individuals constituting the group of executive officers and directors (a) include options to purchase Common Stock as set forth in footnotes (5) through (13); (b) include shares of Common Stock in which such individuals hold indirect beneficial interests as set forth in footnotes (7) and (11); and (c) exclude shares of Common Stock for which such individuals may be deemed beneficial owners but for which such individuals disclaim beneficial ownership as set forth in footnotes (10) and (12).

Performance Graph

     The graph below compares changes in the cumulative total shareholder return (change in stock price plus reinvested dividends) for the period from January 31, 1995 through January 31, 2000 of an initial investment of $100 invested in
(i) the Company's Common Stock (Jos. A. Bank), (ii) the NASDAQ National Market System Index for U.S. Stocks (NASDAQ U. S. Index) and (iii) the NASDAQ National Market System Index For Retail Trade Stocks (NASDAQ Retail Index).

                             [GRAPH APPEARS HERE]


                                 Proposal No.2
       Ratification of the Appointment of Independent Public Accountants

         Arthur Andersen LLP is the accounting firm which examined and reported on the Company's financial statements in Fiscal 1999. The Board has selected the firm of Arthur Andersen LLP as its independent public accountants for Fiscal 2000. A representative of Arthur Andersen LLP is expected to be present at the Meeting. Such representative will be given the opportunity to make a statement at the Meeting if he or she desires and is expected to be available to respond to appropriate questions.

         The Board is seeking shareholder ratification of its appointment of Arthur Andersen LLP. Shareholder ratification requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting. The Board recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP and it is intended that shares represented by the enclosed form of proxy will be voted in favor of the ratification of the appointment of Arthur Andersen LLP unless otherwise specified in such proxy. If shareholders do not ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for Fiscal 2000 at the Meeting, the Board, on recommendation of its Audit Committee, may reconsider the appointment.

Shareholder Proposals

         Any shareholder who intends to present a proposal to be included in the Company's proxy statement for action at the Company's Annual Meeting of Shareholders scheduled to be held on June 12, 2001, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal to be included in the Company's proxy statement for its annual meeting in 2001 must be received by the Company at its principal executive office, 500 Hanover Pike, Hampstead, Maryland 21074,
Attn: Charles D. Frazer, Esquire, by January 1, 2001. In addition, if a shareholder presents a proposal for action at the Company's next annual meeting without providing the Company with notice of such proposal by March 13, 2001, Common Stock represented at such meeting by proxies solicited by the Board may be voted on such shareholder proposal in the discretion of the proxy holders.

Other Business

         The Board knows of no business that will come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

         The Board encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the Meeting. Thank you for your cooperation.


         THE BOARD HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                         JOS. A. BANK CLOTHIERS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert N. Wildrick and Charles D. Frazer, or either of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of Jos. A. Bank Clothiers, Inc. (the "Company") held of record by the undersigned on April 20, 2000 at the Annual Meeting of Stockholders to be held the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, on June 13, 2000 at 10:00 A.M. Eastern Time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting or any adjournments thereof. Any proxy heretofore given by the undersigned with respect to shares is hereby revoked.
Please mark boxes [_] in blue or black ink.

     1.   Election of one (1) director: Andrew A. Giordano.
          (Mark only one of the two boxes for this item)

          [_] VOTE FOR the nominee named

                     (OR)

          [_] VOTE WITHHELD as to the nominee named above.

     2.   Ratification of Arthur Andersen LLP as the Company's independent    FOR    AGAINST  ABSTAIN
          auditors for fiscal year ending February 3, 2001:                   [_]      [_]      [_]

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" the nominee and said ratification.

     Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

     Please sign exactly as name appears on the shares being voted. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                               Date: __________________, 2000

                                               ------------------------------
                                               Signature

                                               ------------------------------
                                               Print Name(s)

                                               ------------------------------
                                               Signature, if held jointly